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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
GT SOLAR INTERNATIONAL, INC.

ARTICLE ONE

        The name of the corporation is GT Solar International, Inc.

ARTICLE TWO

        The address of the corporation's registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

        The total number of shares of stock which the corporation has authority to issue is ten million (10,000,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

        The name and mailing address of the sole incorporator are as follows:

NAME AND MAILING ADDRESS

Thaddine G. Gomez
200 East Randolph Drive
Suite 5400
Chicago, Illinois 60601

ARTICLE SIX

        The corporation is to have perpetual existence.

ARTICLE SEVEN

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE NINE

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

        The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 27th day of September, 2006.

/s/ THADDINE G. GOMEZ Thaddine G. Gomez Authorized Person

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF GT SOLAR INTERNATIONAL, INC.